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                                                                   EXHIBIT (10l)



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into and to become effective on the 20th day of November, 2002 (the "Effective Date"), by and between RUSSELL CORPORATION, an Alabama corporation (the "Company"), and JONATHAN R. LETZLER (the "Executive").

                                R E C I T A L S:

         WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated November 20, 1998, which has a term through and including November 19, 2002; and

         WHEREAS, the Company and the Executive entered into that certain Tier I Change-of-Control Employment Agreement dated as of December 19, 2001 (the "Change-of-Control Employment Agreement") to ensure that the Company will have the continued service of Executive, to reduce the distraction of Executive that would result from the personal uncertainties caused by a pending or threatened change of control of the Company, and to provide Executive with compensation and benefits upon a change of control which ensure that the expectations of Executive will be satisfied and are competitive with those of similarly-situated corporations;

         WHEREAS, the Company and the Executive desire to amend and restate the Employment Agreement and to include therein the material provisions of the Change-of-Control Employment Agreement as set forth herein;

         WHEREAS, the Company and Executive agree that the Agreement, as set forth herein, shall supersede and replace the Change-of-Control Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1.        EMPLOYMENT OF EXECUTIVE

         Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in ARTICLE 3 of this Agreement.

ARTICLE 2.        POSITION, RESPONSIBILITY AND DUTIES

         2.1      Position and Responsibilities. During the Term (as defined in
Section 3.1), the Executive shall serve as President and Chief Operating Officer of the Company on the conditions herein provided. The Executive shall report to the Chief Executive Officer of the Company (the "CEO") and provide such executive services in the management of the Company's business not


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inconsistent with his position and the provisions of Section 2.2 as shall be assigned to him from time to time by the CEO.

         2.2 Duties. During the Term and except for illness and reasonable vacation periods, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company, such duties being those customary to executives at the same level in companies of similar size.

         2.3 Other Activities. Executive may (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities are consistent with the policies, practices or procedures (collectively, the "Policies") of the Company at the Effective Date and do not significantly interfere with the performance of Executive's duties under this Agreement. To the extent that any such activities have been conducted by Executive immediately prior to the Effective Date and were consistent with the Policies of the Company at the Effective Date, the continued conduct of such activities (or activities similar in nature and scope) after the Effective Date shall not be deemed to interfere with the performance of Executive's duties under this Agreement.

ARTICLE 3.        TERM

         3.1 Term of Employment. The term ("Term") of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of the following dates (the "Termination Date"): (a) November 19, 2005 (or, if later, the date to which this date is extended under the following sentence) or if later, the third anniversary of the Change of Control (as defined below); (b) the date of death of the Executive;
(c) the Disability Effective Date (as defined in Section 7.1) in the event of "Total Disability" of the Executive (as defined in Section 7.4); (d) the effective date of a termination of the Executive's employment hereunder, by the Company, including any termination by the Company for Cause (as defined in and pursuant to Sections 3.2 and 3.4); or (e) the effective date of the Executive's resignation from his employment hereunder, including but not limited to termination by the Executive for Good Reason (as defined in and pursuant to Sections 3.3 and 3.4). Commencing on the first anniversary of the Effective Date, the November 19, 2005 date shall automatically be changed on such date and on each day thereafter to the next following date until the Company or the Executive, at any time after the first anniversary of the Effective Date, delivers written notice (an "Expiration Notice") to Executive or Company, as applicable, that the date shall not change on or after the date specified in the Expiration Notice; provided that such date specified in the Expiration Notice is not prior to the date in effect at the time of the delivery of the Expiration Notice.

         3.2      Termination for Cause; Automatic Termination.

                  (a) The Company may terminate Executive's employment for Cause solely in accordance with all of the substantive and procedural provisions of this Section 3.2.

                  (b) For purposes of this Agreement, "Cause" means any one or more of the following:


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                           (i)      Executive's conviction of a felony other
                  than those felonies involving use of an automobile in violation of any vehicle statute and excluding any liability which is based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company, provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) he did not have a reasonable basis to believe that a law was being violated by such acts;

                           (ii) Final determination (which for purposes of this paragraph shall mean the exhaustion of all available remedies and appeals by the Executive or the Executive's refusal to pursue such remedies and appeals) in any action the effect of which is to permanently enjoin Executive from fulfilling his duties under this Agreement;

                           (iii) Executive's willful or intentional material breach of this Agreement;

                           (iv) Executive's gross negligence in performing his duties under this Agreement;

                           (v)      Executive's willful or intentional
                  misconduct in the performance of his duties under this Agreement;

         Provided, however, that for purposes of clauses (i) through (v), Cause shall not include any one or more of the following:

                  (A)      Executive's bad judgment or negligence;

                  (B) any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

                  (C) any act or omission by Executive with respect to which a determination could properly have been made by the Board of Directors of the Company (the "Board") that Executive met the applicable standard of conduct for indemnification or reimbursement under the Company's by-laws, any applicable indemnification agreement or arrangement (including but not limited to any insurance policy for which there is applicable coverage), or applicable law, in each case in effect at the time of such act or omission; or

                  (D) any act or omission by Executive with respect to which the Company gives Executive a Notice of Consideration (as defined below) more than six months after the earliest date on which any member of the Board, not a party to the act or omission, knew or should have known of such act or omission; and

         further provided that, if a breach of the Agreement involved an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief that Executive's act, or failure to act, was in the best interests of the Company or


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         was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within thirty (30) days after Executive is given written notice of such breach that specifically refers to this Section, Executive cures such breach to the fullest extent that it is curable.

                  (c) The Company shall strictly observe each of the following procedures in connection with any termination of employment for Cause:

                           (i) The issue of determining whether Executive's acts or omissions satisfy the definition of "Cause" herein and, if so, whether to terminate Executive's employment for Cause shall be raised and discussed in good faith at a meeting of the Board.

                           (ii) Not less than 30 days prior to the date of such meeting the Company shall provide Executive and each member of the Board written notice (a "Notice of Consideration") of (A) a detailed description of the acts or omissions alleged to constitute Cause, (B) the date, time and location of such meeting of the Board, and (C) Executive's rights under clause (iii) below.

                           (iii) Executive shall have the opportunity to appear before the Board at such meeting in person and, at Executive's option, with or without legal counsel, and to present to the Board a written and/or oral response to the Notice of Consideration.

                           (iv) Executive's employment may be terminated for Cause only if (A) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in this Section 3.2, (B) the Board makes a specific determination to such effect and to the effect that Executive's employment should be terminated for Cause and (C) the Company thereafter provides Executive with a Notice of Termination pursuant to Section 3.4 which specifies in specific detail the basis of such termination of employment for Cause and which Notice shall be based upon one or more of the acts or omissions set forth in the Notice of Consideration. The Board's determination specified in clause
                  (B) of the preceding sentence shall require the affirmative vote of at least 75% of the members of the Board.

                  (d) In the event that the Company terminates Executive's employment for Cause upon an Imminent Change Date (as defined below) or on or after a Change of Control (as defined below) and the issue of whether Executive was properly terminated for Cause becomes a disputed issue in any action or proceeding between the Company and Executive, the Company shall, notwithstanding the determination referenced in clause (iv) of Section 3.2(c), have the burden of establishing by clear and convincing evidence that the actions or omissions specified in the Notice of Termination did in fact occur, do constitute Cause, were the basis for Executive's termination and that the Company has, in each and every respect, satisfied the procedural requirements of Section 3.2(c).

                  (e) For purposes of this Agreement, the following terms shall have the following meanings:


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                           (i)      "Beneficial Owner" has the meaning specified
                  in Rule 13d-3 of the SEC under the Exchange Act.

                           (ii) "Change of Control" means any one or more of the following:

                  (A) any person (as such term is used in Rule 13d-5 of the SEC under the Securities Exchange Act of 1934 ("Exchange Act") or group (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary (as defined below), any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries or any Excluded Person (as defined below), becomes the Beneficial Owner (as defined above) of 20% or more of the common stock of the Company or of Voting Securities (as defined below) representing 20% or more of the combined voting power of the Company (such a person or group, a "20% Owner"), except that (1) no Change of Control shall be deemed to have occurred solely by reason of such beneficial ownership by a corporation with respect to which both more than 70% of the common stock of such corporation and Voting Securities representing more than 70% of the aggregate voting power of such corporation are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be, and such corporation shall not be deemed a 20% Owner and (2) if any person or group owns 20% or more but less than 30% of the common stock of the Company or of the voting power of the Voting Securities and such person or group has a "No Change of Control Agreement" with the Company (as defined below), no Change of Control shall be deemed to have occurred solely by reason of such ownership for so long as the No Change of Control Agreement remains in effect and such person or group is not in violation of the No Change of Control Agreement; or

                  (B) the Incumbent Directors (as defined below) (determined using the Effective Date as the baseline date) cease for any reason to constitute at least two-thirds of the directors of the Company then serving; or

                  (C) approval by the stockholders of the Company of a merger, reorganization, consolidation, or similar transaction, or a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of liquidation of the Company (any of the foregoing transactions, a "Reorganization Transaction") which, based on information included in the proxy and other written materials distributed to the Company's stockholders in connection with the solicitation by the Company of such stockholder approval, is not expected to qualify as an Exempt Reorganization Transaction (as defined below); or

                  (D) the consummation by the Company of a Reorganization Transaction that for any reason fails to qualify as an Exempt Reorganization Transaction as of the date of such consummation, notwithstanding the fact that such Reorganization Transaction was expected to so qualify as of the date of such stockholder approval.


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         A person or group shall be deemed to have a "No Change of Control
         Agreement" for so long as the person or all members of the group have executed a legal, binding and enforceable agreement with the Company which provides that: (1) such person or group shall be bound by the agreement for the time period of not less than five years from its date of execution; (2) such person or group shall not acquire beneficial ownership or voting control equal to a percentage of the common stock of the Company or the voting power of the Voting Securities which exceeds a percentage specified in the agreement which percentage shall in all events be less than 30%; (3) such person or group may not designate for election as directors a number of directors in excess of 30% of the number of directors on the Board; and (4) such person or group shall vote the common stock of the Company and Voting Securities in all matters in the manner directed by the majority of the Incumbent Directors. If any agreement described in the preceding sentence is violated by such person or group or is amended in a fashion such that it no longer satisfies the requirements of the preceding sentence, such agreement shall, as of the date of such violation or amendment, be treated for purposes hereof as no longer constituting a No Change of Control Agreement.

         Notwithstanding the occurrence of any of the foregoing events, a Change of Control shall not occur with respect to an Executive if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change of Control.

                           (iii) "Excluded Person" means any Person who, along with such Person's Affiliates and Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act), is the Beneficial Owner of 15% or more of the common stock of the Company or of the Voting Securities of the Company outstanding as of the Effective Date, provided that such Person, including such Person's Affiliates and Associates, does not acquire, after the Effective Date, additional common stock or Voting Securities of the Company in excess of 1% of the then outstanding common stock or Voting Securities, exclusive of
                  (A) common stock or Voting Securities acquired by such Person and such Person's Affiliates and Associates as a result of stock dividends, stock splits, recapitalizations or similar transactions in which the Company did not receive any consideration for issuing the shares in question or as a result of repurchases of stock by the Company; (B) common stock or Voting Securities acquired by such Person and such Person's Affiliates and Associates as a result of gifts, devises, bequests and intestate succession; and (C) common stock or Voting Securities acquired by such Person and such Person's Affiliates and Associates as a result of participation by such Person and such Person's Affiliates and Associates in any dividend reinvestment plan, stock option plan or other similar plan or arrangement of the Company.

                           (iv) "Exempt Reorganization Transaction" means a Reorganization Transaction which results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of the Company immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of both more than 70% of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing more than


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                  70% of the aggregate voting power of the Surviving
                  Corporation, in substantially the same respective proportions as such Persons' ownership of the common stock and Voting Securities of the Company immediately before such Reorganization Transaction.

                           (v) "Incumbent Directors" means, as of any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by stockholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (A) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (B) a "tender offer" (as such term is used in Section 14(d) of the Exchange Act), (C) a proposed Reorganization Transaction, or (D) a request, nomination or suggestion of any Beneficial Owner of Voting Securities representing 15% or more of the aggregate voting power of the Voting Securities of the Company or the Surviving Corporation, as applicable (excluding any Beneficial Owner who is subject to and not in violation of a No Change of Control Agreement both on the date of any such request, nomination or suggestion and on the date of such Director's election or appointment).

                           (vi) "Imminent Change Date" means any date on which one or more of the following occurs (A) a presentation to the Company's stockholders generally or any of the Company's directors or executive officers of a proposal or offer which, if consummated, would be a Change of Control, (B) the public announcement (whether by advertisement, press release, press interview, public statement, Security and Exchange Commission ("SEC") filing or otherwise) of a proposal or offer which if consummated would be a Change of Control, or
                  (C) such proposal or offer remains effective and unrevoked.

                           (vii) "Parent Corporation" means a corporation which owns 50% or more of the common stock or Voting Securities of any corporation and any other corporation which owns any corporation which is in an unbroken chain of corporations each of which owns successively in an unbroken chain of corporations which includes the subject corporation.

                           (viii)   "Person" means any individual, sole
                  proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

                           (ix) "Subsidiary" means with respect to any Person (A) any corporation of which more than 50% of the Voting Securities are at the time, directly or indirectly, owned by such Person and (B) any partnership or limited liability


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                  company in which such Person has a direct or indirect interest
                  (whether in the form of voting power, participation in profits or capital contribution) of more than 50%.

                           (x)      "Surviving Corporation" means the
                  corporation resulting from a Reorganization Transaction and any Parent Corporation of such corporation.

                           (xi) "Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency which contingency has not occurred.

         3.3      Good Reason.

                  (a) During the Term, Executive may terminate his employment hereunder for Good Reason in accordance with the substantive and procedural provisions of this Article. For purposes of this Agreement, Good Reason means the occurrence of any one or more of the following actions or omissions that, unless otherwise specified, occurs during the Term of the Agreement:

                           (i)      any failure by the Company to pay
                  Executive's Base Salary or annual bonus in violation of
                  Article 4 of the Agreement;

                           (ii) any failure by the Company to comply with any provision of Articles 2 (including, but not limited to, failure by the Company to reappoint or reelect Executive as President and Chief Operating Officer), 4, 5, 6, 8, 9 or 16 of the Agreement;

                           (iii) any material adverse modification in Executive's position (including offices, titles, reporting requirements or responsibilities), authority, duties or other terms and conditions of Executive's employment;

                           (iv) requiring Executive to be based at any office or location other than the Atlanta, Georgia metropolitan area;

                           (v) any material breach of the Agreement by the Company;

                           (vi) any termination of employment by the Company that purports to be for Cause, but is not in full compliance with all of the substantive and procedural requirements of this Agreement (any such purported termination shall be treated as a termination of employment without Cause for all purposes of this Agreement);

                           (vii) the failure at any time of a successor to the Company and a Parent Corporation of a successor to the Company explicitly to assume and agree in writing upon request by the Executive to be bound by the Agreement; or


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                           (viii)     the termination or cessation of Jack
                  Ward's employment as CEO with the Company for any reason and the failure of the Company, within 60 days after said termination, to elect Executive as Chief Executive Officer of the Company and to enter into a mutually satisfactory superseding employment agreement with Executive reflecting Executive's modified responsibilities, compensation and benefit arrangements that result from said change of office.

                  (b) In the event Executive determines there is Good Reason to terminate, Executive shall notify the Company of the events constituting such Good Reason by a Notice of Termination pursuant to
         Section 3.4. A delay in the delivery of such Notice of Termination or a failure by Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing rights under this Agreement; provided, that no act or omission by the Company shall qualify as Good Reason if Executive's delivery of Notice of Termination occurs more than 12 months after Executive first obtains actual knowledge of such act or omission.

                  (c) If the Termination Date occurs on or after a Change of Control and during any portion of the Term, any reasonable determination by Executive that any of the events specified in the definition of Good Reason, has occurred and constitutes Good Reason shall be conclusive and binding for all purposes, unless the Company establishes by clear and convincing evidence that Executive did not have any reasonable basis for such determination.

                  (d) In the event that the Company on or after a Change of Control conceals any act or omission by the Company that occurs during the Term and qualifies as Good Reason, any subsequent termination of employment (whether by the Company or by Executive and regardless of the circumstances of such termination) that occurs at any time after such act or omission shall conclusively be deemed to be a termination of employment by Executive for Good Reason, notwithstanding any provision of this Agreement to the contrary.

                  (e) If Executive has a termination of employment during the Imminent Change Period (as defined below) and a Change of Control occurs within six (6) months of such termination of employment, the provisions of this Section 3.3 and the other provisions of this Agreement shall be applied in the same manner and to the same extent as if the termination of employment had occurred after the date of a Change of Control. During the Imminent Change Period, if Executive terminates his employment for reasons that would constitute Good Reason during the Term, Executive shall be deemed to terminate in accordance with the procedures set forth in this Section 3.3 as if the termination had taken place following a Change of Control.

                  (f) "Imminent Change Period" means the period commencing on the Imminent Change Date and ending on the earlier to occur of (i) a Change of Control or (ii) the date the offer or proposal for a Change of Control is no longer effective or has been revoked.


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         3.4      Notice of Termination. Any termination by the Executive for
Good Reason or by the Company for Cause shall be communicated by Notice of Termination to the Company or the Executive, as the case may be. For purposes hereof, a "Notice of Termination" means a written notice given in accordance with Article 33 of the Agreement which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such termination of employment, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date shall be any later date, not more than 15 days after the giving of such Notice, specified in such notice; provided, however, that if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by the Company.

ARTICLE 4.        COMPENSATION

         4.1 Base Salary. For all services rendered by the Executive during the Term, the Company shall pay the Executive as compensation a base annual salary (the "Base Salary"), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. On the Effective Date, the annual rate of the Executive's Base Salary shall be $385,000 (the "Annual Base Salary Rate"). The Executive's Annual Base Salary Rate may be increased annually by the Board in its sole discretion. The timing of the annual increase shall coincide with increases of other top executives, in accordance with Company policy.

         4.2      Bonus. In addition to the Base Salary provided for in Section
4.1 and the other benefits provided for in this Agreement, the Executive shall be eligible, upon the achievement of certain goals established and communicated to the Executive by the Board, to receive an annual bonus of at least 100% of his base salary (with a midpoint/target of 50% of his base salary as described in the Company's executive bonus plan) for the year for which the bonus is to be paid. The annual bonus, if any, shall be paid within 90 days after the end of the applicable fiscal year of the Company.

ARTICLE 5.        STOCK OPTIONS AND OTHER AWARDS

         5.1 Stock Options. In addition to the Base Salary and bonus provided to the Executive pursuant to Article 4, the Board, in its discretion and during the Term, may grant options to the Executive for the purchase of Russell Corporation common stock. The exercise price for options, which may be granted, shall equal the average of the high and low of the stock price on the day the grant is made. Such options shall have a term of ten years and the options given in any year shall vest and become exercisable over a four-year period from the date of grant, with 25% of the options granted vesting and becoming exercisable on each anniversary of the date of grant of such options. If the Executive's employment is terminated by reason of death, Total Disability, by the Company for any reason other than for Cause or by the Executive for Good Reason, all options granted to Executive to purchase common stock of the Company under this Article 5 or otherwise shall immediately become vested and shall be exercisable at the Executive's option for a period of three
(3) years from the date of termination but in no event after the date on which such options would have expired if Executive had remained an employee of the Company; if the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason, all options granted under this
Article 5 or otherwise that are not vested as of the Termination Date shall lapse and be forfeited to the Company.


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         5.2      Restricted Stock. In addition to the Base Salary and bonus provided to the Executive pursuant to Article 4, the Board, in its discretion and during the Term, may grant restricted shares of common stock of Russell Corporation to the Executive. If the Executive's employment is terminated by reason of death, Total Disability, by the Company for any reason other than for Cause or by the Executive for Good Reason, all restrictions on such restricted shares and any other restricted stock granted to Executive shall immediately lapse; if the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason, all shares of restricted common stock granted under this Article 5 or otherwise as to which the restrictions have not lapsed as of the Termination Date shall be forfeited to the Company.

         5.3 Performance Shares. In addition to the Base Salary and bonus provided to the Executive pursuant to Article 4, the Board, in its discretion and during the Term, may grant performance shares to the Executive. If the Executive's employment is terminated by reason of death, Total Disability, by the Company for any reason other than for Cause or by the Executive for Good Reason, the Company shall immediately pay to the Executive with respect to any performance share with respect to which the performance period has not ended as of the date of such termination the award or awards that would be payable to the Executive upon achieving target performance goals.

ARTICLE 6.        OTHER EMPLOYEE BENEFITS

         6.1 Special Health Care Benefit. In addition to the other benefits provided for in this Agreement (including participation by the Executive and his spouse in the Company Plan (as defined herein) during the Term of this Agreement), if the Executive's employment is terminated by reason of the Executive's death, Total Disability, by the Company for any reason other than for Cause, by the Executive for Good Reason or by the Executive for any reason after completing ten years of employment with the Company or any Affiliate, the Executive (or his spouse if the Executive predeceases his spouse before he attains the age of 65) shall be entitled, for the period commencing on the effective Termination Date and ending on the earlier of (a) the date of death for the survivor of the Executive and his spouse or (b) the Executive and his spouse attaining the age of 65 (the "Coverage Period"), to participate, at the Executive's expense (which shall be no more than and limited to the then-current expense and rate normally payable by the Company's senior executives for purposes of coverage and benefits under the Company Plan as provided herein), in any group health plan or program (whether insured or self-insured , or any combination thereof) provided by the Company for the benefit of its active employees (the "Company Plan"). The Company, consistent with sound business practices, shall use its best efforts to provide the Executive with coverage for the Executive and his spouse under the Company Plan during the Coverage Period (and any period thereafter to the extent required by applicable state and federal law), including, if necessary, amending the applicable provisions of the Company Plan and negotiating the addition of any necessary riders to any group health insurance contract. In the event the Company is unable for whatever reason to provide the Executive and his spouse with coverage under the Company Plan, the Company, at the Executive's expense (which shall be no more than and limited to the then-current expense and rate normally payable by the Company's senior executives for purposes of coverage and benefits under the Company Plan as provided herein), shall provide the Executive with an individual policy of health insurance providing coverage for the Executive and his spouse (the "Individual Policy") during the Coverage Period. The coverage to be provided to the Executive and his spouse pursuant to this Section 6.1 (whether under the Company Plan or the Individual Policy) shall consist of coverage which, as of the time the coverage is being provided, is identical (or, with respect to an Individual Policy, substantially identical) to the coverage provided under the Company Plan to active employees and their dependents. Notwithstanding the foregoing, the Company shall coordinate coverage for the Executive under this Section 6.1 with any applicable federal or state government programs (e.g., Medicare and Medicaid) when the Executive (or his spouse) is eligible to begin receiving benefits under such program. Any premiums required to be paid for coverage of the Executive (or his spouse) under such government programs shall be paid by the Executive (or his spouse).

         6.2 Participation in Benefit Plans. During the Term, the Executive shall be entitled to participate in any and all retirement, health, disability, life insurance, long-term disability insurance, long-term incentive plans, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. During the Term of this Agreement, an automobile of appropriate value shall be provided by the Company. All operating and maintenance expenses of the automobile shall be paid by the Company. Notwithstanding the foregoing, all vesting periods under all Russell benefit plans shall be waived (except where waiving such period would violate ERISA) and the Executive, upon termination of employment for any reason before the age of retirement under those plans, shall be considered to have attained the minimum retirement age provided in those plans. Nothing in this
Section 6.2 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. If the Executive is prohibited from participating in, or accruing benefits under, any such plan or policy, the Company shall provide the Executive with comparable benefits outside such plan or policy.

ARTICLE 7.        DISABILITY BENEFITS

         7.1 Termination on Total Disability. The Company may only terminate the Executive's employment because of Executive's Total Disability (as defined below) by giving Executive or his legal representative, as applicable,
(a) written notice to Executive in accordance with Section 33 of the Company's intention to terminate Executive's employment pursuant to this Section 7.1 and
(b) a Certification delivered to Executive (as defined in Section 7.4.) Executive's employment shall terminate effective on the 30th day (the "Disability Effective Date") after Executive's receipt of such notice unless, before the Disability Effective Date, Executive shall have resumed the full-time performance of Executive's duties hereunder.

         7.2 Disability Benefits. If the Company terminates Executive's employment by reason of Executive's Total Disability during the Term, the Company's sole obligation to Executive under Articles 2, 4 and 10 (other than
Section 10.1) shall be as follows:

                  (a) to pay Executive, in addition to all vested rights arising from Executive's employment as specified in Section 6.2, a lump-sum cash amount equal to all Accrued Obligations (as defined in Section 10.3(a) (iii))determined as of the Termination Date,

                  (b) to continue Executive's Base Salary for a period of 180 days following the last day of the Termination Month (as defined in Section 10.1), and

                  (c) if the Termination Date is on or after a Change of Control, to provide Executive disability and other benefits after the Termination Date that are not less than the most favorable of such benefits then available under this Agreement, Plans of the Company or its Affiliates to disabled peer executives of the Company or its Affiliates or, if more favorable, those such benefits provided by the Company or its Affiliates to any person at any time during the 12-month period immediately preceding the date of the Change of Control.

         7.3 Other Benefits. The rights of the Executive as enumerated under this Article 7 upon any said termination of employment in the event of Total Disability of Executive (which shall be treated as retirement for purposes of all Company Plans and benefits) are in addition to any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned), under the terms of this Agreement (including but not limited to those rights described in Articles 5,6, 11 and 12) and the aforementioned Employment Agreement dated November 20, 1998 or otherwise.

         7.4 Definition of Total Disability. For purposes of this Agreement, "Total Disability" means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six
(6) months and can reasonably be expected to be permanent or of indefinite duration, and that renders Executive unable to perform the duties required under the Agreement. Such determination shall be made by written certification ("Certification") of Executive's Total Disability by a physician jointly selected by the Company and the Executive; provided that if the Company and Executive cannot reach agreement on the physician, the Certification shall be by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Executive and a third physician jointly selected by those two physicians.

ARTICLE 8.        REIMBURSEMENT OF EXPENSES, OFFICE AND SECRETARIAL ASSISTANCE

         The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company's business, including, but not limited to, expenses for entertainment, travel and other business expenses. The Executive shall be reimbursed for all said expenses in accordance with the Company's policy and practice applicable thereto. In the event of the termination of the Executive's employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such incurred expenses have not been previously reimbursed by the Company. Moreover, the Company agrees that, during the Term of this Agreement, the Executive shall be provided, at the Company's expense and under applicable policies of the Company, a fully furnished office at the Company's Atlanta, Georgia headquarters, accompanying office, voice-mail, e-mail, access, and other privileges, adequate secretarial and administrative assistance, and all other similar privileges and/or rights (as may be requested by the Executive), as are consistent with the Executive's position and duties and as are customary to executives at the same level in companies of similar size.

ARTICLE 9.        VACATION

         The Executive shall be entitled to a minimum four (4) weeks paid vacation during each Employment Year.

ARTICLE 10.       TERMINATION COMPENSATION

         10.1 Monthly Compensation. Upon the expiration of the Term for any reason, the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs (the "Termination Month").

         10.2 Compensation Continuance Prior to Change of Control. In addition to the compensation provided for in Section 10.1, upon the termination of the Executive's employment prior to a Change of Control by the Executive for Good Reason or by the Company other than for Cause, the Executive (or in the event of his subsequent death, his designated beneficiary) shall receive the bonus for which he was eligible in the year of termination, prorated for the portion of such year for which Executive was employed (such period to be deemed to end on the Termination Date) at the rate such bonus was earned but in no event less than 50% of the Executive's Base Salary for such period and he shall continue to receive (a) from the last day of the Termination Month through the end of the twenty-fourth calendar month following the Termination Month (the "Compensation Continuance Period") the Base Salary that he would have received pursuant to Section 4.1 during the Compensation Continuance Period as if the Term had not expired and (b) a bonus with respect to the Compensation Continuance Period paid at a rate of 50% of the Base Salary of the Executive during the Compensation Continuance Period to be paid at such times as bonus payments are normally paid to other executives of the Company.

         10.3 Termination After Change of Control. If, during the Term (or, if applicable, as provided in Section 10.4 during the Imminent Change Period), the Company terminates Executive's employment on or after a Change of Control other than for Cause or Total Disability, or if Executive terminates employment on or after a Change of Control for Good Reason, the Company's sole obligations to Executive under Articles 2, 4 and 10 (other than Section 10.1) shall be as follows:

                  (a) The Company shall pay Executive, in addition to all vested rights arising from Executive's employment as specified in
         Section 6.2, a lump-sum cash amount equal to the sum of the following:

                           (i) the amount of Executive's Base Salary that is accrued but not yet paid as of the Termination Date (the "Accrued Base Salary");

                           (ii) the amount of any annual bonus earned by Executive under Section 4.2 of the Agreement but not yet paid with respect to the Company's latest fiscal year ended prior to the Termination Date (the "Accrued Annual Bonus");

                           (iii) any accrued but unpaid vacation pay, and any other amounts and benefits which are then due to be paid or provided to Executive by the Company, but have not yet been paid or provided (as applicable) (the sum of (i), (ii) and (iii) shall be collectively referred to in this Agreement as the "Accrued Obligations");

                           (iv) Executive's Pro-rata Annual Bonus (as defined below) reduced (but not below zero) by the amount of any annual bonus paid to Executive with respect to the Company's fiscal year in which the Termination Date occurs;

                           (v) all amounts previously deferred by, or accrued to the benefit of, Executive under any defined contribution Non-Qualified Plans (as defined in Section 16.1), whether vested or unvested, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Company (whether pursuant to Article 16 or otherwise);

                           (vi) an amount equal to the number of years in the Severance Period (as defined below) times the sum of (A) Base Salary, (B) the greater of (I) Target Annual Bonus (as defined below) or (II) Historical Bonus (as defined below) and
                  (C) Employer Defined Contribution Plan Contribution (as defined below), each determined as of the Termination Date; provided, however, that any reduction in Executive's Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for purposes of this clause; and

                           (vii) to the extent not paid pursuant to any other clause of this Section 10.3(a), an amount equal to the sum of the value of the unvested portion of Executive's accounts or accrued benefits under any Non-Qualified Plans or any plan which meets the qualification requirements of Section 401(a) or 403(a) of the Internal Revenue Code (a "Qualified Plan") (other than a defined benefit plan) maintained by the Company as of the Termination Date and forfeited by Executive by reason of the termination of employment.

         Such lump-sum amount shall be paid no more than thirty (30) days after the Termination Date.

                  (b)      The Company shall pay, in lieu of all
         previously-accrued benefits under all Non-Qualified Plans that are defined benefit plans, a lump-sum cash amount equal to the positive difference, if any, between:

                           (i) the sum of the Lump-Sum Values (as defined below) of each Maximum Annuity (as defined below) that would be payable to Executive under any defined benefit Plan (whether or not qualified under Section 401(a)) if Executive had:

                  (A) become fully vested in all such previously-unvested benefits,

                  (B) accrued a number of years of service (for purposes of determining the amount of such benefits, entitlement to early retirement benefits, and all other purposes of such defined benefit plans) that is a number of years equal to the number of years of service actually accrued by Executive as of the Termination Date increased by the number of years in the Severance Period, and

                  (C)      received the lump-sum severance benefits specified in
         Section 10.3(a)(iv) and (vi) as covered compensation in equal monthly installments during the Severance Period, minus

                           (ii) the sum of (A) the Lump-Sum Values of the Maximum Annuity benefits actually payable to Executive in the future under each defined benefit Plan that is qualified under
                  Section 401(a) of the Code and (B) the aggregate amounts previously paid to Executive pursuant to Section 16.1.

                  Such lump-sum amount shall be paid no more than 30 days after a Termination Date.

                  (c) The Company shall pay all reasonable fees and costs charged by the outplacement firm selected by Executive to provide outplacement services to Executive or, at the election of Executive, shall pay to Executive within thirty (30) business days of its receipt of notice of Executive's election an amount equal to the reasonable fees and expenses such outplacement firm would charge.

                  (d) Until a number of years subsequent to the Termination Date equal to the length of the Severance Period or such later date as any plan or program may specify, the Company shall continue to provide to Executive and Executive's family welfare benefits (including medical, prescription, dental, disability, individual life, group life, accidental death and travel accident insurance plans and programs but excluding those benefits which are provided after the Executive's Termination Date pursuant to Section 6.1 of the Agreement and excluding any salary continuation benefits)which are at least as favorable as the most favorable Plans of the Company applicable to other peer executives of the Company and their families as of the Termination Date, but which are in no event less favorable than the most favorable Plans of the Company applicable to other peer executives and their families during the 12-month period immediately before the date of the Change of Control. The cost of such welfare benefits to Executive shall not exceed the cost of such benefits to Executive immediately before the Termination Date or, if less, the date of the Change of Control. Executive's rights under this paragraph shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights Executive may have pursuant to applicable law, including continuation coverage required by Section 4980 of the Code. Notwithstanding any of the above, the welfare benefits provided under this paragraph shall be secondary to any similar welfare benefits provided to Executive by Executive's subsequent employer.

         10.4 Termination During Imminent Change Period. If during the Imminent Change Period:

                  (a) the Company terminates Executive's employment other than for Cause or Total Disability, or if Executive terminates employment for Good Reason, and

                  (b) a Change of Control occurs within six (6) months of Executive's Termination Date,

                  Executive shall receive the benefits provided in Section 10.3, (rather than in Section 10.2), as if such termination of employment occurred as of the date of the Change of Control reduced by any similar benefits actually paid to Executive on or after the termination of employment pursuant to Section 10.2.

         10.5 Death After Change of Control. If, on or after a Change of Control, Executive's employment is terminated by reason of Executive's death during the Term, the Company's sole obligations to Executive under Articles 2, 4 and 10 (other than Section 10.1) shall be as follows:

                  (a) to pay Executive's estate or Beneficiary, in addition to all vested rights arising from Executive's employment as specified in Section 6.1, a lump-sum cash amount equal to all Accrued Obligations; and

                  (b) to provide Executive's estate or Beneficiary survivor and other benefits that are not less than the most favorable survivor and other benefits then available under Plans of the Company to the estates or the surviving families of peer executives of the Company or, if more favorable, those such benefits provided by the Company at any time during the 12-month period immediately preceding the date of the Change of Control.

         10.6 For purposes of this Agreement, the terms specified below shall have the following meanings:

                  (a) "Employer Defined Contribution Plan Contribution" means the product of (i) the maximum amount stated as a percentage of Executive's Base Salary paid within the three-year period immediately preceding the date of the Change of Control by the Company for any 12-month period to or for the benefit of Executive as an employer contribution under the Company's Non-Qualified Plans and Qualified Plans which are defined contribution plans on behalf of Executive, multiplied by (ii) Executive's Base Salary as of the Termination Date or, if greater, during the 12-month period immediately preceding the date of the Change of Control.

                  (b) "Historical Bonus" means a percentage of the Executive's current Base Salary multiplied by the highest percentage of Base Salary from time to time in effect represented by the Executive's highest annual bonus on a percentage basis over the three-year period immediately preceding the date of the Change of Control.

                  (c) "Lump Sum Value" of an annuity payable pursuant to a defined benefit plan means, as of a specified date, the present value of such annuity, as determined, as of such date, under generally accepted actuarial principles using (i) the applicable interest rate, mortality tables and other methods and assumptions that the Pension Benefit Guaranty Corporation ("PBGC") would use in determining the value of an immediate annuity of a terminated plan on the Termination Date or (ii) if such interest rate and mortality assumptions are no longer published by the PBGC, interest rate and mortality assumptions determined in a manner as similar as practicable to the manner by which the PBGC's interest rate and mortality assumptions were determined immediately prior to the PBGC's cessation of publication of such assumptions.

                  (d) "Maximum Annuity" means, in respect of a defined benefit plan (whether or not qualified under Section 401 (a) of the Code), an annuity computed in whatever manner permitted under such plan (including frequency of annuity payments, attained age upon commencement of annuity payments, and nature of surviving spouse benefits, if any) that yields the greatest Lump Sum Value.

                  (e) "Pro-rata Annual Bonus" means, in respect of the Company's fiscal year during which the date of the Change of Control (in the case of a Pro-rata Annual Bonus payable pursuant to Section
         16.2 hereof) or the Termination Date (in the case of a Pro-rata Annual Bonus payable pursuant to Article 10 hereof), as applicable, occurs, an amount equal to the product of the greater of Executive's Historical Bonus or Executive's Target Annual Bonus (determined as of the date of the Change of Control or Termination Date, as applicable) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the date of the Change of Control or the Termination Date, as applicable, and the denominator of which equals 365.

                  (f) "Severance Period" means a period equal to three years.

                  (g) "Target Annual Bonus" as of a certain date means the amount equal to the product of Base Salary determined as of such date multiplied by the percentage of such Base Salary to which Executive would have been entitled immediately prior to such date under Executive's Agreement and any applicable bonus plan for the annual performance period for which the annual bonus is awarded if the performance goals established pursuant to such bonus plan were achieved at the 100% level as of the end of the annual performance period.

ARTICLE 11.       REIMBURSEMENT OF CERTAIN EXPENSES

         The Company shall reimburse the Executive for all legal costs and expenses, including attorneys' fees, reasonably incurred by the Executive in connection with any dispute or disputes arising out of alleged violations of agreements between the Executive and his prior employer provided that:

                  (a) the Company was notified of each such agreement or agreements prior to the execution of the prior employment agreement dated November 20, 1998;

                  (b) the alleged violations of such agreement or agreements arise from the Executive's acceptance of employment with and employment by the Company; and

                  (c) the Executive as of November 20, 1998 was not in fact in violation of any provision which is the subject of such a dispute.

ARTICLE 12.       POST-TERMINATION OBLIGATIONS

         All payments and benefits to the Executive under this Agreement shall be subject to the Executive's reasonable compliance with the following provisions during the Term and following the termination of the Executive's employment:

         12.1 Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 12.1.

         12.2 Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company, or as may be required by law.

         12.3 Noncompetition. The Executive shall not: (a) during the Compensation Continuation Period, without the prior written consent of the Company, engage, directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in material competition with the Company; or (b) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not take advantage of such corporate opportunity. The restrictions of part (a) of this Section 12.3 shall not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (a) of this Section 12.3. The Executive acknowledges that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 12.3 are required for the reasonable protection of the Company. The foregoing provisions of this Section
12.3 shall not apply on and after a termination of employment which occurs within three years after a Change of Control; provided that during the period beginning on such Termination Date and ending on the first anniversary of the Termination Date, Executive shall not, directly or indirectly:

                  (a) encourage any employee or agent of the Company to terminate his or her relationship with the Company;

                  (b) solicit the employment or engagement as a consultant or adviser, of any employee or agent of the Company, or cause or encourage any Person to do any of the foregoing;

                  (c) establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company; or

                  (d) interfere with the relationship of the Company with, or endeavor to entice away from the Company, any Person who or which at any time during the period commencing one year prior to the Termination Date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company.

         12.4 Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 12, and such failure shall continue for thirty (30) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for indemnification rights under the Company's Bylaws, or other documents or policies and under the Company's director and officer liability insurance policies, and for benefits under employee benefit plans or programs as provided in Section 6.1 which have been earned or otherwise fixed or determined to be payable prior to such termination).

ARTICLE 13.       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

         13.1     Gross-up for Certain Taxes.

                  (a) If it is determined (by the reasonable computation of the Company's independent auditors, which determinations shall be certified to by such auditors and set forth in a written certificate ("Company Certificate") delivered to the Executive) that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise (collectively, the "Potential Parachute Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Company shall, immediately after such determination, pay the Executive an amount (the "Gross-up Payment") equal to the product of

                  (i)      the amount of such excise Taxes

                           multiplied by

                  (ii)     the Gross-up Multiple (as defined in Section 13.4).

         The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment. For all purposes of this Section 13, Executive shall be deemed to be subject to the highest effective marginal rate of Taxes.

                  The Executive or the Company may at any time request the preparation and delivery to the Executive of a Company Certificate. The Company shall, in addition to complying with Section 13.2, cause all determinations and certifications under the Article to be made as soon as reasonably possible and in adequate time to permit the Executive to prepare and file the Executive's individual tax returns on a timely basis.

                  (b) Limitation on Gross-Up Payment. Notwithstanding any other provision of this Article 13, if the aggregate After-Tax Amount (defined below) of the Potential Parachute Payments and Gross-up Payment that, but for this Section (b), would be payable to Executive, does not exceed 120% of the After-Tax Floor Amount (defined below), then no Gross-up Payment shall be made to Executive and the aggregate amount of Potential Parachute Payments payable to Executive shall be reduced (but not below the Floor Amount, defined below) to the largest amount which would both (i) not cause any Excise Tax to be payable by Executive and (ii) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision).

                  (c)      For purposes of this Agreement:

                           (i) "After-Tax Amount" means the portion of a specified amount that would remain after payment of all Taxes paid or payable by Executive in respect of such specified amount;

                           (ii) "Floor Amount" means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Executive without causing Executive to become liable for any Excise Taxes in connection therewith; and

                           (iii) "After-Tax Floor Amount" means the After-Tax Amount of the Floor Amount.

         13.2     Determination by the Executive.

                  (a) If the Company shall fail to deliver a Company Certificate to the Executive (and to pay to the Executive the amount of the Gross-up Payment, if any) within 14 days after receipt from the Executive of a written request for a Company Certificate, or if at any time following receipt of a Company Certificate the Executive disputes the amount of the Gross-up Payment set forth therein, the Executive may elect to demand the payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive ("Executive Counsel Opinion") (as defined in Section 13.5, below), determines to be the Gross-up Payment. Any such demand by the Executive shall be made by delivery to the Company of a written notice which specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the "Executive's Gross-Up Determination"). Within 14 days after delivery of the Executive's Determination to the Company, the Company shall either (1) pay the Executive the Gross-up Payment set forth in the Executive's Gross-up Determination (less the portion of such amount, if any, previously paid to the Executive by the Company) or (2) deliver to the Executive a Company Certificate specifying the Gross-up Payment determined by the Company's independent auditors, together with an opinion of the Company's counsel ("Company Counsel Opinion" (as defined in Article Section 13.5, below)), and pay the Executive the Gross-up Payment specified in such Company Certificate. If for any reason the Company fails to comply with clause (2) of the preceding sentence, the Gross-up Payment specified in the Executive's Gross-up Determination shall be final, binding and controlling for all purposes.

                  (b) If the Executive does not make a request for, and the Company does not deliver to the Executive, a Company Certificate, the Company shall be deemed to have determined that no Gross-up Payment is due; provided that the absence of such request by Executive or the Company Certificate by the Company shall not preclude Executive from making such request at any future date.

         13.3 Additional Gross-up Amounts. If, despite the initial conclusion of the Company and/or the Executive that certain Potential Parachute Payments are either not subject to Excise Taxes or not to be counted in determining whether other Potential Parachute Payments are subject to Excise Taxes (any such item, a "Non-Parachute Item"), it is later determined (pursuant to the subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or the Company's independent auditors that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater or the amount of the Excise Taxes due are greater than the amount determined by the Company or the Executive pursuant to Section 13.1 or 13.2, as applicable, then the Company shall promptly upon request by the Executive pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of

                  (a) the sum of (1) such additional Excise Taxes and (2) any interest, fines, penalties, expenses or other costs or liability therefor incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to Section 13.1 multiplied by

                  (b)      the Gross-up Multiple.

         13.4 Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective marginal rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment; provided that, if such sum exceeds 0.8, it shall be deemed equal to 0.8 for purposes of this computation. (If different effective marginal rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

         13.5 Opinion of Counsel. "Executive Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accord with this Article and applicable law. "Company Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that (a) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth in the Company Certificate of Company's independent auditors has been calculated in accord with this Article and applicable law, and (b) there is no reasonable basis for the calculation of the Gross-up Payment determined by the Executive.

         13.6 Amount Increased or Contested. The Executive shall notify the Company in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by the Company of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. The Executive shall give such notice as soon as practicable, but no later than 10 business days, after the Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect the Company's obligations under this Article only if and to the extent that such failure results in actual prejudice to the Company. The Executive shall not pay such claim less than 30 days after the Executive gives such notice to the Company (or, if sooner, the date on which payment of such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

                  (a) give the Company any information that it reasonably requests relating to such claim,

                  (b) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (c) cooperate with the Company in good faith to contest such claim, and

                  (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, the Company shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or Taxes, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of Taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. The Executive shall in Executive's discretion be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

         13.7 Refunds. If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to Section 13.1, 13.3 and/or 13.6, the Executive becomes entitled to receive any refund with respect to such claim or amount, the Executive shall (subject to the Company's complying with the requirements of Section 13.6) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to Section 13.1, 13.3 and/or 13.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination before the earlier of (a) the expiration of 30 days after such determination or (b) the date such determination becomes final and non-appealable, then such advance shall be forgiven and shall not be required to be repaid. Any contest of a denial of refund shall be controlled by Section 13.6.

ARTICLE 14.       PROFESSIONAL FEES.

         If Executive incurs legal fees or other expenses (including expert witness and accounting fees), in an effort to interpret this Agreement or to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including the fees and other expenses of Executive's legal counsel in connection with the delivery of an Executive Counsel Opinion), the Company shall, regardless of the outcome of such effort (but subject to (b) and (c) below), reimburse Executive on a current basis (in accordance with this Article
14) for such fees and expenses, and shall also pay Executive an additional payment such that, after payment of all Taxes and Excise Taxes on such amount, there remains a balance sufficient to pay all such fees and other expenses.

                  (a) Reimbursement of legal fees and expenses and gross-up payments shall be made monthly within ten (10) days after Executive's written submission of a request for reimbursement together with evidence that such fees and expenses were incurred.

                  (b) With respect to any claim made by Executive or the Company hereunder arising from facts or circumstances occurring prior to a Change of Control or the Imminent Change Date, if Executive does not prevail in a material respect (after exhaustion of all judicial remedies) in respect of such claim, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

                  (c) With respect to any claim made by Executive or the Company hereunder arising from facts or circumstances occurring on or after a Change of Control or the Imminent Change Date, if Executive does not prevail (after exhaustion of all available judicial remedies) in respect of such claim and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for such claim hereunder, or for his response to the Company's claim hereunder, or acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

                  (d) With respect to any claim made by Executive or the Company hereunder arising from facts or circumstances occurring on or after a Change of Control or the Imminent Change Date, if there is a dispute between the Executive and the Company as to Executive's rights to reimbursement of legal or other fees and expenses under this Agreement or the amount of such reimbursement, any amount of reimbursement requested by Executive and accompanied by a legal opinion of a nationally recognized executive compensation counsel that such amount should be paid under the Agreement shall be final, binding and controlling on the Company unless and to the extent the Company establishes otherwise by clear and convincing evidence.

ARTICLE 15.       INTEREST

         If the Company does not pay any amount due to Executive under this Agreement within five business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

ARTICLE 16.       ADDITIONAL OBLIGATIONS UPON A CHANGE OF CONTROL.

         16.1 Unfunded Deferred Compensation. Upon a Change of Control, Executive shall become fully vested in all benefits previously accrued under any deferred compensation Plan (including any supplemental executive retirement Plan that is a Non-Qualified Plan ("SERP")) that is not qualified under Section 401(a) of the Code (a "Non-Qualified Plan"). Within thirty (30) business days after the date of the Change of Control, the Company shall pay to Executive a lump-sum cash amount equal to:

                  (a) the sum of the Lump-Sum Values of all Maximum Annuities that are payable pursuant to all defined benefit Non-Qualified Plans, plus

                  (b) the sum of Executive's account balances under all defined contribution Non-Qualified Plans;

         provided, however, that if, at any time prior to the date of the Change of Control, Executive delivers to the Company an irrevocable election to waive Executive's right to receive the payments described in this
         Section 16.1 (an "Irrevocable Election"), then (i) Executive shall not receive the payments described in this Section 16.1, (ii) Executive's account balances under each defined contribution Non-Qualified Plan shall continue to be credited with investment earnings in accordance with the terms of such Non-Qualified Plan during Executive's period of employment following the date of the Change of Control, and (iii) at the earlier of (x) the date(s) provided in each such Non-Qualified Plan and (y) 30 days after Executive's Termination Date, the Company shall pay, or cause to be paid, to Executive a lump-sum cash payment equal to the sum of the Lump-Sum Value(s) of all Maximum Annuities that are payable pursuant to all defined benefit Non-Qualified Plans and the sum of Executive's account balances under all defined contribution Non-Qualified Plans.

         16.2 Pro-Rata Annual Bonus. Within thirty (30) days after the date of the Change of Control, the Company shall pay Executive a lump-sum cash payment equal to the Pro-Rata Annual Bonus determined as of the date of the Change of Control.

         16.3 Equity Incentives. Upon a Change of Control, Executive shall become fully vested in and may thereafter exercise in whole or in part all outstanding stock options, stock appreciation rights, or similar awards and (ii) shall become fully vested in and receive an immediate transfer of all shares of restricted stock, deferred stock and similar awards.

         16.4 Performance Shares. If a Change of Control occurs during any performance period relating to a grant of performance shares, the Company shall upon the Change of Control pay to the Executive with respect to each performance share with respect to which the performance period has not ended as of the date of the Change of Control the award that would be payable to the Executive upon achieving maximum performance goals.

ARTICLE 17.       BENEFICIARY

         The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any amounts payable following the death of the Executive under this Agreement, which beneficiary or beneficiaries shall be subject to change from time to time by Executive giving notice in writing to the Board. A beneficiary may be a trust or other entity, an individual or the Executive's estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefits and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, but if there are not primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

ARTICLE 18.       INDEMNIFICATION

         The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by the Company; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 19.       NO SET-OFF OR MITIGATION

         Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and not subject to set-off, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company of its obligations under this Agreement. Any claim which the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement. Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive's employment by another employer or self-employment.

ARTICLE 20.       NO DEFERENCE

         Unless otherwise expressly provided in this Agreement, no determination pursuant to, or interpretation of, this Agreement made by the board of directors (or any committee thereof) of the Company or any Successor Corporation following a Change of Control or Imminent Change Date shall be entitled to any presumptive validity or other deference in connection with any judicial or administrative proceeding relating to or arising under this Agreement. Prior to a Change of Control or Imminent Change Date, no inference as to deference should be drawn from this provision.

ARTICLE 21.       WAIVER OF CERTAIN OTHER RIGHTS

         To the extent that payments are made to Executive pursuant to Section 10.3(a)(vi), Executive hereby waives the right to receive severance payments or severance benefits under any other severance Plan, agreement or Policy of the Company. To the extent that payments are made to Executive as required by
Section 10.3(b), Executive hereby waives the right to receive payments or benefits under any Non-Qualified Plan of the Company that have been accrued as of the Termination Date.

ARTICLE 22.       OTHER RIGHTS

         Except as expressly provided in Article 21, this Agreement shall not prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other Plans provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any Plan and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

ARTICLE 23.       SUCCESSORS

         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and any Parent Corporation of any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise to all or substantially all of the business assets of the Company, to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

ARTICLE 24.       NO WAIVER

         Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

ARTICLE 25.       DEFINITIONS

         For purposes of this Agreement, the terms specified below shall have the following meanings:

         (a)      "Plan" means plans, programs or policies of the Company.

         (b) "Taxes" means federal, state, local or other income or other taxes.

         (c)      "Code" means the Internal Revenue Code of 1986, as amended.

ARTICLE 26.       SEVERABILITY

         All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by a competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 27.       ASSIGNMENT PROHIBITED

         This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 27 shall preclude (a) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death, (b) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto or (c) the Company from assigning this Agreement to any successor of the Company or any parent corporation of any successor in accordance with the provisions of Article 23.

ARTICLE 28.       NO ATTACHMENT

         Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 29.       HEADINGS

         The headings of articles, paragraphs and sections herein are included solely for convenience of references and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 30.       GOVERNING LAW

         The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Alabama and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Alabama shall be applicable and shall govern to the exclusion of the law or any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

ARTICLE 31.       BINDING EFFECT

         This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 32.       COUNTERPARTS

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 33.       NOTICES

         All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

                  (a)      If to the Executive:

                                    Jonathan R. Letzler
                                    120 Cameron Glen Drive
                                    Atlanta, Georgia  30328

                  (b)      If to the Company:

                                    Russell Corporation
                                    3330 Cumberland Boulevard
                                    Suite 800
                                    Atlanta, Georgia  30339
                                    Attn: General Counsel

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 33.

ARTICLE 34.       MODIFICATION OF AGREEMENT

         No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 34 may not be waived except as herein set forth.

ARTICLE 35.       TAXES

         To the extent required by applicable law, the Company shall deduct and withhold all necessary Taxes required by law to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 36.       RECITALS

         The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

ARTICLE 37.       EFFECT OF PRIOR AGREEMENTS

         Other than as expressly provided herein, this Agreement supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive except for rights and obligations which have accrued as of the date hereof, which rights and obligations shall continue in effect. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement. This Agreement also supercedes and replaces the Change of Control Employment Agreement except for rights and obligations which have accrued as of the date hereof, which rights and obligations shall continue in effect.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                    EXECUTIVE



                                    /s/
                                    -------------------
                                    Jonathan R. Letzler


WITNESS:



------------------


                                    RUSSELL CORPORATION



                                    By:
                                       -----------------


                                      -32-